Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Jack in the Box Inc.:

We consent to incorporation by reference in the registration statement Nos. 33-67450, 33-54602, 33-51490, 333-85669, 333-26781 and 333-88365 on Form S-8 of Jack in the Box Inc. of our report dated November 4, 2002, relating to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 29, 2002 and September 30, 2001, and the related consolidated statements of earnings, cash flows and stockholders’ equity for the fifty-two weeks ended September 29, 2002, September 30, 2001, and October 1, 2000, which report appears in the September 29, 2002 annual report on Form 10-K of Jack in the Box Inc. and subsidiaries, and to the reference to our firm under the heading “Selected Financial Data” in Item 6 of the referenced Form 10-K.

KPMG LLP

San Diego, California
December 12, 2002